Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), is made and entered into as of the 27th of June, 2007, by and between Kensey Nash Corporation, a Delaware corporation (the “Company”), and Joseph W. Kaufmann (“Executive”). Capitalized terms are defined in Exhibit C. In addition, certain other capitalized terms used herein have the definitions given to them in the first places in which they are used.

WHEREAS, the Company wishes to retain Executive as an executive employee, and Executive wishes to be employed by the Company in such capacity, all upon the terms and conditions hereinafter set forth;

WHEREAS, the Company and Executive entered into that certain Employment Agreement dated as of June 1, 2004 and that certain Termination and Change in Control Agreement dated as of June 1, 2004; and

WHEREAS, the Company and Executive desire to amend and restate that Employment Agreement and that Termination and Change in Control Agreement in a single document as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants of the parties hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. EMPLOYMENT OF EXECUTIVE. The Company engages and employs Executive in an executive capacity and Executive accepts such employment and agrees to act as an employee of the Company in accordance with the terms of employment hereinafter specified. Executive shall hold the office of President and Chief Executive Officer and shall, subject to the direction and supervision of the Board, (a) have the responsibilities and authority customarily associated with such office, and (b) perform such other duties and responsibilities as the Board shall from time to time assign to him. Executive agrees to serve the Company diligently and faithfully and to devote his best efforts, his full business time and his highest talents and skills to the furtherance and success of the Company’s business.

2. COMPENSATION. As full and complete compensation to Executive for all services to be rendered by Executive hereunder, the Company shall pay Executive as follows:

(a) The Company shall, during the term of Executive’s full-time employment, pay or cause to be paid to Executive a base salary at the rate of $319,000 per annum, or Executive’s most recent per annum base salary, whichever is greater (the “Base Salary”). Such Base Salary shall be paid in periodic installments at the discretion of the Company (but not less frequently than monthly) in accordance with the Company’s normal mode of executive salary payment.

(b) The Company may, during the term of Executive’s employment, pay or cause to be paid to Executive an annual cash bonus not to exceed 100% of Executive’s Base Salary for the applicable Performance Period. Such annual cash bonus, if any, shall be paid following the end of the applicable Performance Period, but in no event shall such annual cash bonus be paid later than March 15 of the year immediately following the calendar year in which the applicable Performance Period ends (e.g., the annual cash bonus for the Performance Period ending June 30, 2008 must be paid no later than March 15, 2009). The amount of the Executive’s cash bonus will be determined on an annual basis, in connection with the applicable Company bonus compensation plan (a “Bonus Plan”) and based upon specified goals and objectives, at the discretion of the Board. In addition, Restricted Stock, Stock Options and other equity-based awards may be awarded to the Executive in accordance with the applicable Company incentive compensation plan (an “Incentive Plan”).

3. TERM OF EMPLOYMENT; SEVERANCE.

(a) The term of Executive’s employment hereunder (the “Employment Term”) shall commence on the date hereof and shall expire three (3) years after such date. Thereafter, as of the date the Employment Term would otherwise end, the Employment Term may be extended by the Company for a period of at least two (2) years (a “Renewal Term”). Any such Renewal Term shall also be referred to in the Agreement as the Employment Term. The Company shall provide written notice to the Executive of its intent to extend the Employment Term at least sixty (60) days prior to the end of the Employment Term or a subsequent Renewal Term.

(b) Termination of Executive’s employment pursuant to this Agreement or his voluntary termination of employment shall not constitute a waiver of any of Executive’s obligations hereunder that survive termination hereof, including without limitation those arising under Paragraphs 6 through 10, inclusive, hereof.

(c) In the event Executive’s employment is terminated by the Company without Cause during the Employment Term, the Company shall pay to Executive a severance fee equal to the greater of (i) any amount of Base Salary remaining until the expiration of the original three-year Employment Term and a payment equal to one Estimated Bonus for each year of the original three-year Employment Term for which the Executive has not yet received such a bonus payment and to which the Executive would otherwise be entitled but for such termination, or (ii) twelve (12) months worth of Executive’s Base Salary and a payment equal to one Estimated Bonus. Such severance fee shall be paid in a lump sum within ten (10) days after the Termination Date, subject to the effectiveness of a release agreement executed by the Executive as described in Paragraph 3(j) below. If such release agreement is not effective within such ten (10)-day period, such severance fee shall be paid in a lump sum within five (5) days after the effectiveness of a release agreement executed by the Executive as described in Paragraph 3(j) below. Additionally, if the release agreement becomes effective, the Executive shall be entitled to continue to receive those severance fringe benefits enumerated in Exhibit B hereof on a monthly basis until the expiration of the original Employment Term or for twelve (12) months after the Executive’s Termination Date, whichever is longer.

In addition, upon the termination of Executive’s employment by the Company without Cause during the Employment Term, all of the Executive’s Stock Options and Restricted Stock shall immediately vest and such Stock Options shall remain exercisable for up to one (1) year after the Termination Date (the “Extended Exercise Period”), provided, however, that the Extended

Exercise Period shall not extend past the original term of the Stock Option as such term is defined in the applicable Grant Agreement or Incentive Plan. Upon the expiration of the Extended Exercise Period or the original term, whichever occurs first, all of the Executive’s remaining outstanding and unexercised Stock Options shall be immediately cancelled.

(d) In the event Executive’s employment is terminated during the Employment Term either by the Company with Cause or by the Executive other than for a reason provided in Paragraph 3(e) or 3(f) below, the Company shall have no further obligations hereunder or otherwise with respect to Executive’s employment from and after the Termination Date, except for the payment of Executive’s Base Salary accrued through the Termination Date.

(e) In the event that, following a Change in Control, the Company terminates the Executive’s employment for a reason other than Cause or the Executive quits his employment with the Company for Good Reason during the Employment Term, the Company shall pay to Executive a severance fee equal to the greater of (i) the amount Executive would be entitled to receive under Paragraph 3(c) of this Agreement for a termination without Cause, or (ii) the sum of (x) two times his regular Base Salary or two times his most recent per annum Base Salary, whichever is greater, and (y) a payment in an amount equal to two times the Estimated Bonus. Such severance fee, subject to the effectiveness of a release agreement executed by the Executive as described in Paragraph 3(j) below, shall be paid in monthly installments for a period of twenty-four (24) months with the first payment, equal to six monthly payments, being made at the beginning of the seventh (7th) month following the Termination Date and subsequent payments representing substantially equal installments of the remainder of the severance fee being made on a monthly basis thereafter. Additionally, if the release agreement becomes effective, the Executive shall be entitled to continue to receive those severance fringe benefits enumerated in Exhibit B hereof on a monthly basis for a period of twenty-four (24) months following the Executive’s Termination Date. Such severance fee shall be in addition to any other compensation or benefits to which the Executive may be entitled under any other plan, program or payroll practice of the Company, other than any applicable severance plan of the Company.

In addition, upon a Change in Control which occurs during the Employment Term, vesting of all unvested Stock Options granted and Restricted Stock awarded to Executive shall accelerate such that Executive shall be immediately one hundred percent (100%) vested in all outstanding equity awarded to him. Following a Change in Control, in the event of Executive’s termination without Cause or Executive’s resignation for Good Reason, the Executive’s Stock Options shall remain exercisable for up to one (1) year after the Termination Date (the “Extended Exercise Period”), provided, however, that the Extended Exercise Period shall not extend past the original term of the Stock Option as such term is defined in the applicable Grant Agreement or Incentive Plan. Upon the expiration of the Extended Exercise Period or the original term, whichever occurs first, all of the Executive’s remaining outstanding and unexercised Stock Options shall be immediately cancelled.

(f) In the event Executive’s employment is not renewed by the Company upon the expiration of the Employment Term for a Renewal Term or in the event the Executive’s employment is not renewed by the Company upon the expiration of a subsequent Renewal Term, the Company shall, upon the termination of the Executive’s employment occurring on or within sixty days after (i) the expiration of a Renewal Term, if any, or (ii) the expiration of the

Employment Term in the event there is no Renewal Term, unless, prior to any such expiration of the Renewal Term or Employment Term, as applicable, the Company renews the Executive’s employment pursuant to Paragraph 3(a) under substantially the same terms as set forth herein for a period of at least one year after the date of expiration, pay to Executive a severance fee equal to the sum of (x) twelve months worth of Executive’s Base Salary and (y) a payment equal to one Estimated Bonus. Such severance fee shall be paid in a lump sum within ten (10) days after the Termination Date, subject to the effectiveness of a release agreement executed by the Executive as described in Paragraph 3(j) below. If such release agreement is not effective within such ten (10) day period, such severance fee shall be paid in a lump sum within five (5) days after the effectiveness of a release agreement executed by the Executive as described in Paragraph 3(j) below. Additionally, if the release agreement becomes effective, the Executive shall continue to be entitled to receive those severance fringe benefits enumerated in Exhibit B hereof on a monthly basis for a period of twelve (12) months following the Executive’s Termination Date. In addition, the Executive’s Stock Options that are vested as of the Termination Date shall remain exercisable for up to one (1) year after the Termination Date (the “Extended Exercise Period”), provided, however, that the Extended Exercise Period shall not extend past the original term of the Stock Option as such term is defined in the applicable Grant Agreement or Incentive Plan. Upon the Termination Date due to the Company’s non-renewal of the Executive’s employment, all of the Executive’s unvested Stock Options and Restricted Stock shall be immediately cancelled unless otherwise provided in the applicable Grant Agreement and Incentive Plan. Upon the expiration of the Extended Exercise Period or the original term, whichever occurs first, all of the Executive’s remaining outstanding and unexercised Stock Options shall be immediately cancelled.

(g) In the event any payments or benefits received by the Executive upon his Termination Date (which payments shall include, without limitation, the vesting of an equity award or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (collectively, the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar tax as may hereafter be imposed (the “Excise Tax”), the provisions as attached in Exhibit D shall apply.

(h) In the event Executive’s employment is terminated by the Executive due to the Executive’s Retirement during the Employment Term, the Executive’s Stock Options that are vested as of the Termination Date shall remain exercisable for up to one (1) year after the Termination Date (the “Extended Exercise Period”), provided, however, that the Extended Exercise Period shall not extend past the original term of the Stock Option as such term is defined in the applicable Grant Agreement or Incentive Plan. Upon the Termination Date due to the Executive’s Retirement, all of the Executive’s unvested Stock Options and Restricted Stock shall be immediately cancelled unless otherwise provided in the applicable Grant Agreement and Incentive Plan. Upon the expiration of the Extended Exercise Period or the original term, whichever occurs first, all of the Executive’s remaining outstanding and unexercised Stock Options shall be immediately cancelled.

(i) The severance fringe benefits the Executive is entitled to receive, if any, under Paragraphs 3(c), 3(e) or 3(f), will cease immediately upon Executive becoming gainfully employed and being eligible for benefits at his new place of employment. The Executive shall notify the Company in writing promptly after Executive’s commencement of such other employment.

(j) Notwithstanding anything in this Agreement to the contrary, Executive agrees, as a condition to the receipt of the payment of any severance fee or other benefit as provided for in Paragraphs 3(c), 3(e) or 3(f), that he will execute a release agreement, in the form attached as Exhibit E, releasing any and all claims arising out of Executive’s employment. Executive also agrees that he shall not be entitled to receive any severance fee or other benefits under this Agreement if Executive breaches any of his obligations arising under Paragraphs 8 through 10 hereof. Executive acknowledges that such release agreement must be signed and become effective (if subject to any legally required waiting periods or revocation periods) before the Company will be obligated to make any severance payments or provide any other benefits due under this Agreement following the Executive’s Termination Date. The Executive further acknowledges that if such release agreement is not signed and effective within sixty (60) days after the Termination Date, the severance payments and other benefits described in Paragraph 3(c), 3(e) or 3(f) shall be forfeited.

(k) Any severance fee shall be paid in accordance with the Company’s regular payroll practices as in effect at the time of payment and shall be subject to regular tax and other withholdings in effect with respect to the Executive’s compensation prior to the Executive’s Termination Date. The Company, however, shall not be required to provide additional accruals or contributions under any retirement plan qualified under Section 401(a) of the Internal Revenue Code following the Executive’s Termination Date.

(l) The payment of the monthly severance benefit described in Paragraph 3(e) or the provision of any severance fringe benefit as described in this Agreement shall terminate upon the death of Executive if such death occurs prior to the completion of such payments or benefits.

4. FRINGE BENEFITS.

(a) During the Employment Term, Executive shall be entitled to participate in all health insurance and retirement benefit programs normally available to other executives of the Company holding positions similar to that of the Executive (subject to all applicable eligibility rules thereof), as from time to time in effect, and the Executive shall also be eligible to receive the benefits listed on Exhibit A hereto.

(b) During the Employment Term, Executive shall be entitled to paid vacation as listed in Exhibit A. Executive shall make good faith efforts to schedule such vacations so as to least conflict with the conduct of the Company’s business and shall give the Company adequate advance notice of his planned absences. Accumulated, unused vacation time for executives of the Company is not vested and will not be paid to Executive either while employed or upon the Executive’s Termination Date.

5. REIMBURSEMENTS. During the Employment Term, the Company shall reimburse Executive for all business-related expenses incurred by Executive at the Company’s direction. Executive shall submit to the Company expense reports in compliance with established Company guidelines.

6. INVENTIONS. Executive agrees, on behalf of himself, his heirs and personal representatives, that he will promptly communicate, disclose and transfer to the Company free of all encumbrances and restrictions (and will execute and deliver any papers and take any action at any time deemed necessary by the Company to further establish such transfer) all inventions and improvements relating to Company’s business originated or developed by Executive solely or jointly with others during the term of his employment hereunder. Such inventions and improvements shall belong to the Company whether or not they are patentable and whether or not patent applications are filed thereon. Such transfer shall include all patent rights (if any) to such inventions or improvements in the United States and in all foreign countries. Executive further agrees, at the request of Company, to execute and deliver, at any time during the term of his employment hereunder or after termination thereof, all assignments and other lawful papers (which will be prepared at the Company’s expense) relating to any aspect of the prosecution of such patent applications and rights in the United States and foreign countries.

7. EXPOSURE TO PROPRIETARY INFORMATION.

(a) Executive acknowledges and agrees that during the course of his employment by Company, he will be in continuous contact with customers, suppliers and others doing business with the Company throughout the world. Executive further acknowledges that the performance of his duties hereunder will expose him to data and information concerning the business and affairs of the Company, including but not limited to information relative to the Company’s proprietary rights and technology, patents, financial statements, sales programs, pricing programs, profitability analyses and profit margin information, customer buying patterns, needs and inventory levels, supplier identities and other related matters, and that all of such data and information (collectively “the Proprietary Information”) is vital, sensitive, confidential and proprietary to Company.

(b) In recognition of the special nature of his employment hereunder, including but not limited to his special access to the Proprietary Information, and in consideration of his employment, Executive agrees to the covenants and restrictions set forth in Paragraphs 8 through 10, inclusive, hereof. As used in Paragraphs 6 though 10, the term “Company” shall include, where applicable, any parent, subsidiary, sub-subsidiary, or affiliate of Company.

8. USE OF PROPRIETARY INFORMATION. Executive acknowledges that the Proprietary Information constitutes a protectible business interest of Company, and covenants and agrees that during the term of his employment hereunder and after the Termination Date, he shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Proprietary Information, other than in the proper performance of his duties during the term of his employment hereunder. Executive’s obligations under this Paragraph with respect to particular Proprietary Information shall terminate only at such time (if any) as the Proprietary Information in question becomes generally known to the public other than through a breach of Executive’s obligations hereunder.

9. RESTRICTION AGAINST COMPETITION AND EMPLOYING OR SOLICITING COMPANY EMPLOYEES, CUSTOMERS OR SUPPLIERS. Executive covenants and agrees that during the Employment Term and for the twelve month period immediately following the

Termination Date, he shall not, directly or indirectly, whether individually, as a director, stockholder, partner, owner, employee or agent of any business, or in any other capacity, (i) engage in a business substantially similar to that which is conducted by the Company in any market area in which such business is operated; (ii) solicit any party who is or was a customer or supplier of the Company on the Termination Date or at any time during the six month period immediately prior thereto for the sale or purchase of any type or quantity of products sold by or used in the business of the Company on the Termination Date or at any time within such six month period; or (iii) solicit for employment any person who was or is an employee of the Company on the Termination Date or at any time during the twelve month period immediately prior thereto.

If at any time prior to the end of such twelve-month period, the Company determines that the Executive is engaging in Competition, the Company shall have the right to immediately terminate further payments and benefits hereunder.

If the Executive engages in Competition at any time during the twelve month period, the Executive shall return all payments paid under Paragraph 3, and the Company shall be entitled to enforce the return of any payments previously paid to the Executive under Paragraph 3 of this Agreement.

The Executive shall have the right to appeal any benefit suspension or request for return of benefits to the Board and, if it is determined by the Board that the Executive has not engaged in Competition, payment of all amounts due and unpaid shall be made as soon as reasonably practicable after such determination.

10. RETURN OF COMPANY MATERIALS UPON TERMINATION. Executive acknowledges that all price lists, sales manuals, catalogs, binders, customer lists and other customer information, supplier lists, financial information, and other records or documents containing Proprietary Information prepared by Executive or coming into his possession by virtue of his employment by the Company is and shall remain the property of the Company and that upon his Termination Date hereunder, Executive shall return immediately to the Company all such items in his possession, together with all copies thereof.

11. EQUITABLE REMEDIES.

(a)	Executive acknowledges and agrees that the covenants set forth in Paragraphs 6 through 10, inclusive, hereof are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of said covenants, and that in the event of Executive’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of said covenants, the Company shall be entitled to immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

(b)	Each of the covenants in Paragraphs 6 through 10, inclusive, hereof shall be construed as independent of any other covenants or other provisions of this Agreement.

(c)	In the event of any judicial determination that any of the covenants set forth in Paragraphs 6 through 10, inclusive, hereof is not fully enforceable, it is the intention and desire of the parties that the court treat said covenants as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.

12. LIFE INSURANCE. The Company may at its discretion and at any time apply for and procure as owner and for its own benefit and at its own expense, insurance on the life of Executive in such amounts and in such form or forms as the Company may choose. Executive shall cooperate with the Company in procuring such insurance and shall, at the request of Company, submit to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Executive shall have no interest whatsoever in any such policy or policies, except that to the extent permitted by such policies, upon the Executive’s Termination Date hereunder, Executive shall have the privilege of purchasing any such insurance from the Company for an amount equal to the actual premiums thereon previously paid by Company.

13. NOTICES. Any notice required or permitted pursuant to the provisions of this Agreement shall be deemed to have been properly given if in writing and when sent by United States mail, certified or registered, postage prepaid, when sent by facsimile or when personally delivered, addressed as follows:

If to Company:

Kensey Nash Corporation
735 Pennsylvania Drive
Exton, PA 19341
Attention: Board of Directors

With a copy to:

Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661-3693
Attention: David R. Shevitz, Esq.

If to Executive:

Joseph W. Kaufmann
114 Wooded Lane
Villanova, PA 19085

Each party shall be entitled to specify a different address for the receipt of subsequent notices by giving written notice thereof to the other party in accordance with this Paragraph.

14. WAIVER OF BREACHES. No waiver of any breach of any of the terms, provisions or conditions of this Agreement shall be construed or held to be a waiver of any other breach, or a waiver of, acquiescence in or consent to any further or succeeding breach thereof.

15. ASSIGNMENT. This Agreement shall not be assignable by either party without the written consent of the other; provided, however, that this Agreement shall be assignable by the Company to any corporation or entity which purchases substantially all of the assets of or succeeds to the business of the Company (a “Successor Employer”), and the Company agrees to cause this Agreement to be assumed by any Successor Employer as a condition to such purchase or succession. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with laws and judicial decisions of the Commonwealth of Pennsylvania.

17. SEVERABILITY. If any term or provision of this Agreement shall be held to be invalid or unenforceable, the remaining terms and provisions hereof shall not be affected thereby.

18. SOURCE OF PAYMENTS. The Benefits under this Agreement shall be unfunded, and the Company’s obligation under this Agreement shall constitute an unsecured promise of severance pay.

19. MISCELLANEOUS. Paragraph headings herein are for convenience only and shall not affect the meaning or interpretation of the contents hereof. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties and all prior obligations of the Company with respect to the employment of Executive by the Company or the payment to Executive of compensation of any kind (other than equity-based awards that are covered by separate agreements), including, without limitation, the Employment Agreement between the Company and Executive dated effective as of June 1, 2004 and the Termination and Change in Control Agreement between the Company and Executive dated effective as of June 1, 2004. No supplement or modification of this Agreement shall be binding unless it is in writing and signed by both parties hereto. This Agreement may be executed in counterparts, each of which shall be deemed an original and when taken together shall constitute one agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first hereinabove set forth.

/S/ Joseph W. Kaufmann
Joseph W. Kaufmann

KENSEY NASH CORPORATION

By:	/S/ C. McCollister Evarts, M.D.
Title:	Director, Chairman of the Compensation Committee

Exhibit A

Benefits

Health/prescription, dental, and vision insurance equal to that provided for all other full-time exempt Kensey Nash Corporation employees.

Life insurance providing coverage equal to one year’s Base Salary or $200,000, whichever is less.

Short-term disability insurance equal to that provided for all other full-time exempt Kensey Nash Corporation employees.

Long-term disability benefits at 40% of Base Salary.

Supplemental long-term disability insurance.

Three weeks annual vacation accrued at 10 hours per month. Accumulated, unused vacation time for Executives of the Corporation is not vested and will not be paid to Executive either while employed or upon his Termination Date.

Six days annual personal leave.

Eleven holidays each year.

401(k) Plan.

Exhibit B

Severance Fringe Benefits

Health/prescription, dental, and vision insurance equal to that provided for all other full-time exempt Kensey Nash Corporation employees.

Exhibit C

For purposes of this Agreement, the following terms are defined as set forth below:

“Board” shall mean the Board of Directors of Kensey Nash Corporation.

“Cause” for termination shall be deemed to exist upon (i) a determination by the Board that Executive has committed an act of fraud, embezzlement or other act of dishonesty which would reflect adversely on the integrity of the Company or if Executive is convicted of any criminal statute involving breach of fiduciary duty or moral turpitude; (ii) a reasonable determination by the Board that Executive has failed to discharge his duties in a reasonably satisfactory manner which failure is not cured by Executive within thirty (30) days after delivery of written notice to Executive specifying the nature of such failure; (iii) the death of Executive; (iv) a mental or physical disability of Executive which renders Executive, in the reasonable opinion of the Board, unable to effectively perform his duties hereunder for a substantially continuous period of one hundred eighty (180) days; or (v) the Executive’s voluntary termination of his employment hereunder other than as a result of a breach of the Company’s obligations hereunder.

“Change in Control.” For the purpose of this Agreement, a “Change in Control” shall occur if:

(a)	any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act (other than shareholders holding more than 20% of the Company’s voting securities as of the Effective Date), is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the company’s then outstanding securities entitled to vote in the election of directors of the Company; or

(b)	during any period of two consecutive years (not including any period prior to the Effective Date of this Plan) individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the stockholders of the Company was approved by a vote of at least three quarters of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, cease for any reason to constitute at least a majority thereof; or

(c)	all or substantially all of the assets of the Company are liquidated or distributed.

“Competition” means, for the Payment Period, (i) employment by, being a consultant to, being an officer or director of, or being connected in any manner with, any entity or person in the business of the Company or any affiliate which competes in any market in which the Company does business, either directly or indirectly, (ii) disclosing, using, transferring or selling to any such entity any confidential or proprietary information of the Company or any affiliate, (iii) soliciting or attempting to solicit an employee or former employee of the

Company for employment, (iv) diverting or attempting to divert any business or customer of the Company or any affiliate of the Company, or (v) refusing to cooperate with the Company or any affiliate of the Company by making himself available to assist the Company or any affiliate in, or testify on behalf of the Company or any affiliate of the Company in any action, suit, or proceeding, whether civil, criminal or administrative.

“Estimated Bonus” means an amount equal to the average of the value of the cash bonuses and Restricted Stock received by the Executive for the last two full fiscal years for which Executive has received such cash bonuses and Restricted Stock, if any, prior to the Executive’s Termination Date. The value of the Restricted Stock shall equal the product of (i) the fair market value of one share of the common stock of the Company on the date of the grant of the Restricted Stock multiplied by (ii) the number of shares of Restricted Stock granted.

“Good Reason” means (i) reduction in the compensation (regular or bonus compensation formula) of the Executive as in effect as of the date of the Change in Control, (ii) substantial reduction in the Executive’s responsibilities as in effect as of the date of the Change in Control, (iii) any failure of the Company to obtain assumption of the obligation to perform this Agreement by any successor, assignee or distributee of a majority of the Company’s stock or assets, (iv) a relocation of the Executive’s location of employment more than 50 miles from the location as of the date of the Change in Control, or (v) adoption or approval of a plan of liquidation, dissolution, or reorganization of the Company by the Board.

“Grant Agreement” means an agreement between the Executive and the Company which grants the Executive a Stock Option, Restricted Stock or other equity award under an Incentive Plan.

“Performance Period” shall mean the Company’s fiscal year beginning on July 1 and ending on June 30 the following year.

“Stock Option” means a stock option granted under an Incentive Plan to the Executive.

“Restricted Stock” means a restricted stock award granted under an Incentive Plan to the Executive.

“Retirement” shall have the meaning as set forth in the applicable Incentive Plan or, if not defined in the applicable Incentive Plan, it shall mean the Executive’s termination of employment upon or after his attaining (i) age 65 or (ii) age 55 with the accrual of 10 years of service.

“Termination Date” means the date that the Executive incurs a “separation from service” as such term is defined under Section 409A of the Code and any applicable IRS or Treasury guidance released thereunder.

2

Exhibit D

Excise Tax Gross-up Payment

(1) In the event that the Total Payments (as defined in Paragraph 3(g) of the Agreement) cause the Executive’s “parachute payments” within the meaning of Section 280G(b)(2) of the Code to equal or to exceed three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code (the “Trebled Base Amount”) by an amount which is not greater than 10% of the Trebled Base Amount, the Total Payments shall be reduced (or eliminated) such that no portion of the Total Payments is subject to the Excise Tax (as defined in Paragraph 3(g) of the Agreement). Reductions shall be made first to those Total Payments arising under the terms of this Agreement.

(2) In the event that the Total Payments cause the parachute payments to exceed 110% of the Trebled Base Amount, the Company shall pay to the Executive at the time specified below, an additional amount determined as set forth below (the “Gross-up Payment”). The Gross-up Payment shall be made with respect to the amount which equals 100% of the Executive’s “excess parachute payments” subject to the Excise Tax. The Gross-up Payment shall be an amount such that the net amount retained by Executive with respect to the Total Payments after reduction for any Excise Tax on the Total Payments and any federal, state and local income or employment tax and Excise Tax payable by the Executive on the Gross-up Payment hereunder (provided that such amount is actually paid when due) shall be equal to the amount of the Total Payments that the Executive would retain if the Total Payments did not constitute parachute payments. Such Gross-up Payment shall be estimated by the Company in consultation with independent legal counsel, compensation consultants or auditors of nationally recognized standing (“Independent Advisors”) selected by the Company and reasonably acceptable to the Executive within six (6) months of the Termination Date. Such estimation by the Company shall be a conclusive determination of the amount payable by the Company as a Gross-up Payment under this Agreement.

(3) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of any Excise Tax:

(a) The Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except that to the extent that, in the written opinion of Independent Advisors selected by the Company and reasonably acceptable to Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

(b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Total Payments or (ii) the total amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying Section 3(g)(iii)(a) above); and

(c) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(4) The Gross-up Payment provided for above or any payment made under this Exhibit D shall be paid on or as soon as practicable after the first day of the seventh (7th) month following the Termination Date. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder in the Gross-up Payment, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied to initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall not be entitled to any additional payments by the Company.

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Exhibit E

GENERAL RELEASE AGREEMENT

This General Release Agreement (the “Release Agreement”) is made by and between Kensey Nash Corporation, a Delaware corporation (the “Company”), and Joseph W. Kaufmann (“Executive”) to ensure the protection of the Company and its business, and the protection of the Executive, and to fully settle and resolve any and all issues and disputes arising out of Executive’s employment with and separation from the Company.

WHEREAS, Executive and the Company desire to avoid litigation and controversy and fully settle and compromise any and all claims, charges, actions, causes of action and disputed issues of law and fact that the Executive has, had, or may have against the Company, as of the date of this Release Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth below and in the employment agreement previously entered into by and between Executive and the Company (the “Employment Agreement”), the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:

1. Separation Date. Executive’s employment with the Company is terminated effective                 , 20     (the “Separation Date”). Executive agrees to return all Company property to the Company no later than the Separation Date. Except as specifically provided below, Executive shall not be entitled to receive any compensation or other benefits of employment following the Separation Date.

2. Consideration of Company. In consideration for the releases and covenants by Executive in this Release Agreement, the Company agrees that following the expiration of the revocation period described in Paragraph 11 below, if Executive has not exercised his right of revocation, the Company will provide Executive with the following:

[Amount to be determined in accordance with Paragraph 3 of the

Employment Agreement at the time of Separation.]

3. Executive Release of Rights and Agreement Not to Sue. Executive (defined for purposes of this Paragraph 3 and Paragraphs 6-10 of the Employment Agreement as Executive and Executive’s agents, representatives, attorneys, assigns, heirs, executors, and administrators) fully and unconditionally releases the Company, its subsidiaries and affiliates, and any of their past or present employees, agents, insurers, attorneys, administrators, officers, directors, shareholders, divisions, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of the such employee benefit plans (collectively, the “Released Parties”) from, and agrees not to bring any action, proceeding or suit against any of the Released Parties regarding, any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type, including without limitation those arising or that may have arisen out of or in connection with Executive’s employment with or termination of employment from the Company, including but not limited to claims, actions or liability under: (1)

Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, and the Pennsylvania Wage Payment and Collection Law, in each case as such act may be amended; (2) any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, or discrimination in employment; and (3) the common law of any state relating to employment contracts, wrongful discharge, defamation, wages or any other matter; provided, however, that said release and agreement not to sue shall not prohibit Executive from bringing an action, proceeding or suit arising out of the Company’s breach of any representation, warranty, or obligation set forth in this Release Agreement.

4. Preservation of Employee Agreement. Notwithstanding any other provision of this Release Agreement, Executive acknowledges and agrees that the provisions of the Employment Agreement, to which this Release Agreement is attached as Exhibit E, shall remain in full force and effect, and Executive agrees to continue to be bound by the terms therein, including, but not limited to, Paragraphs 6-10.

5. No Reinstatement or Reemployment. Executive waives reinstatement and reemployment and agrees never to apply for employment or otherwise seek to be hired, rehired, employed, reemployed, or reinstated by the Company, its subsidiaries, or any of their affiliates.

6. No Disparagement or Encouragement of Claims. Except as required by lawful subpoena or other legal obligation, Executive agrees not to make any oral or written statement that disparages or places the Company and its affiliates (including any of their past or present officers, employees, products or services) in a false or negative light, or to encourage or assist any person or entity who may or who has filed a lawsuit, claim or complaint against the Released Parties (as defined in Paragraph 3 above). If Executive receives any subpoena or becomes subject to any legal obligation that implicates this Paragraph 6, Executive will provide prompt written notice of that fact to the Company with a copy to Katten Muchin Rosenman LLP at the addresses provided in Paragraph 13 of the Employment Agreement, and will enclose a copy of the subpoena and any other documents describing the legal obligation.

7. Non-Admission/Inadmissibility. This Release Agreement does not constitute an admission by the Company that any action it took with respect to Executive was wrongful, unlawful or in violation of any local, state, or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on Executive, and the Company specifically denies any such wrongdoing or violation. This Release Agreement is entered into solely to resolve fully all matters related to or arising out of Executive’s employment with and termination from the Company, and its execution and implementation may not be used as evidence and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Release Agreement.

8. Violation of Release Agreement. If Executive or the Company prevails in a legal or equitable action claiming that the other party has breached this Release Agreement, the prevailing party shall be entitled to recover from the other party the reasonable attorneys’ fees and costs incurred by the prevailing party in connection with such action.

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9. Severability. The provisions of this Release Agreement shall be severable and the invalidity of any provision shall not affect the validity of the other provisions; provided, however, that upon a finding by a court of competent jurisdiction that any release or agreement in Paragraph 3 is illegal, void or unenforceable, the Executive agrees to execute promptly a release, waiver and/or covenant that is legal and enforceable to the extent permitted by law.

10. Governing Law and Jurisdiction. This Release Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the State of Pennsylvania, without regard to its principles of conflicts of laws.

11. Revocation Period. Executive has the right to revoke his release of claims under the Age Discrimination in Employment Act described in Paragraph 3 (the “ADEA Release”) for up to seven days after Executive signs it. In order to do so, Executive must sign and send a written notice of his revocation decision to the Company with a copy to Katten Muchin Rosenman LLP at the addresses provided in Paragraph 13 of the Employment Agreement, and that written notice must be received by the Company no later than the eighth day after Executive signed this Release Agreement. If Executive revokes the ADEA Release, Executive will not be entitled to any of the consideration from the Company described in Paragraph 2 above.

12. Voluntary Execution of Release Agreement. Executive acknowledges that:

a.	Executive has carefully read this Release Agreement and fully understands its meaning;

b.	Executive had the opportunity to take up to twenty-one (21) days after receiving this Release Agreement to decide whether to sign it;

c.	Executive understands that the Company is herein advising him, in writing, to consult with an attorney before signing it;

d.	Executive is signing this Release Agreement, knowingly, voluntarily, and without any coercion or duress; and

e.	everything Executive is receiving for signing this Release Agreement is described in the Release Agreement itself, and no other promises or representations have been made to cause Executive to sign it.

13. Entire Agreement. This Release Agreement contains the entire agreement and understanding between Executive and the Company concerning the matters described herein, and supersedes all prior agreements, discussions, negotiations, and understandings between the Company and Executive; provided, however, that the Employment Agreement to which this Release Agreement is attached as Exhibit E is specifically preserved in accordance with Paragraph 4 above. The terms of this Release Agreement cannot be changed except in a subsequent document signed by Executive and an authorized representative of the Company.

[SIGNATURE PAGE FOLLOWS]

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Kensey Nash Corporation

By:

Dated:	, 20

Joseph W. Kaufmann

Dated:	, 20

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